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                                                              EXHIBIT 99.(e)(11)

                  AMENDMENT NO. 1 TO LITTON INDUSTRIES, INC.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


AMENDMENT NO. 1, dated as of December 21, 2000 to the Litton Industries, Inc. Supplemental Executive Retirement Plan, as amended and restated as of August 1, 2000 ("SERP").

    WHEREAS, pursuant to Section 11.1 of the Supplemental Executive Retirement Plan, Litton Industries, Inc. (the "Company"), has the right to amend the SERP from time to time, subject to certain limitations;

    WHEREAS, the Compensation and Selection Committee of the Board of Directors has recommended approval of, and the Board of Directors has approved, amendments to the SERP regarding benefits to be received by the participants following a Change of Control (as defined therein);

    NOW, THEREFORE, the Company amends the SERP as follows:

    1. Section 2.4 of the SERP is hereby amended to add the following sentence at the end of Section 2.4:

    "Notwithstanding the provisions of this Section 2.4, from and after the occurrence of a Change of Control, for those Participants who are parties to a Change of Control Employment Agreement, the term "Average Compensation" is defined as the greater of (i) or (ii) below:

    (i) the highest Annual Compensation (or, in the event in which a Participant has less than one calendar year of employment, the annualized amount of the Participant's base pay plus incentive compensation under the Litton Industries, Inc. Performance Award Plan (or a similar plan) paid to, awarded to, or electively deferred by a Participant in any of the Participant's last ten consecutive calendar years, including the calendar year in which a Change of Control occurs or

    (ii) the Participant's annualized base pay plus the maximum targeted incentive compensation for the calendar year in which a Change of Control occurs."

    2.  A new Section 2.29 is added to the SERP as follows:

    "Section 2.29 "Change of Control Employment Agreement" shall mean a Change of Control Employment Agreement between the Participant and the Company."
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IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to the
Litton Industries, Inc. Supplemental Executive Retirement Plan to be executed as of the 21st day of December 2000.

                                       LITTON INDUSTRIES, INC.

                                           /s/ D. Michael Steuert
                                       By: _________________________________
                                           Name:  D. Michael Steuert
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                                           /s/ Lynne M. O. Brickner
                                       By: _________________________________
                                           Name:  Lynne M. O. Brickner
                                           Title: Vice President and
                                                  Secretary